Exhibit 99.1

NPS Pharmaceuticals Reports Second Quarter 2012 Financial Results

-- European CHMP recommends granting of marketing authorization for Revestive® (teduglutide) for adult patients with short bowel syndrome --

-- Amended Sensipar license agreement expected to provide at least $75 million of incremental cash through 2013 --

-- Company now expects to have sufficient capital to support the anticipated commercial launches of Gattex® and Natpara™ --

-- Conference call today at 5:00 PM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--August 1, 2012--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today reported its results for the second quarter of 2012.

NPS reported net income of $7.4 million or $0.08 per diluted share for the second quarter of 2012, compared to a net loss of $6.1 million or $0.07 per diluted share for the second quarter of 2011. The company’s financial results for the second quarter of 2012 were positively impacted by $25 million in revenue related to the sale to Amgen of its rights to receive royalties from any sales of cinacalcet HCl (Sensipar®/Mimpara®) that otherwise would have been earned after December 31, 2018. NPS received the $25 million payment from Amgen in July 2012. Cash and investments totaled $110.4 million at June 30, 2012, compared with $162.2 million at December 31, 2011.

“This is a transformational time for NPS as we work toward U.S. regulatory approval of our first product, Gattex (teduglutide) in short bowel syndrome and submission of our Biologic License Application for Natpara in hypoparathyroidism,” said Francois Nader, MD, president and chief executive officer, NPS Pharmaceuticals. “We were delighted that our partner Nycomed secured a positive CHMP opinion recommending marketing approval for Revestive® (teduglutide) in Europe. This is an important step in our goal of bringing this much-needed therapy to patients with short bowel syndrome.”

“On the financial front, the cash flow from the deal we recently announced with Amgen is expected to fully support the launches of both Gattex and Natpara and marks a noteworthy step in advancing our goal of becoming a self-sustaining commercial-stage organization,” said Luke Beshar, executive vice president and chief financial officer, NPS Pharmaceuticals. “This transaction has already generated $25 million of new capital. We also expect it to provide at least $50 to $60 million per year of cash now through repayment of the Sensipar royalty advance in 2015. Following repayment of the royalty advance, we will receive our full Sensipar royalty through 2018. This agreement underscores our commitment to access significant capital in a manner that is in the best interests of our shareholders.”

Pipeline and other business highlights

Gattex® (teduglutide) in short bowel syndrome

  In June 2012, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a positive opinion, recommending the granting of a marketing authorization for teduglutide (trade name in Europe: Revestive®) as a once-daily treatment for adult patients with short bowel syndrome (SBS). The European Commission’s decision is expected around the end of August 2012. NPS has granted Nycomed (a Takeda company) the rights to develop and commercialize teduglutide outside the United States, Canada, Mexico and Israel. NPS retains all rights to teduglutide in North America.
  The Prescription Drug User Fee Act (PDUFA) target action date for the company’s New Drug Application (NDA) for Gattex in adult SBS is September 30, 2012; however, by regulation the FDA can extend this date for a number of reasons. The company has received a tentative date for an advisory committee meeting from FDA that is after September 30, 2012. A definitive date for the advisory committee meeting is expected to be published by FDA approximately 30 days prior to such meeting. Given the timing of the anticipated advisory committee meeting, the company does not expect a decision on the Gattex NDA from the FDA before the fourth quarter of 2012.

Natpara™ (recombinant human parathyroid hormone [1-84]) in hypoparathyroidism

  The results from REPLACE, a Phase 3 registration study of Natpara™ in hypoparathyroidism, were presented in an oral presentation at ENDO 2012, the annual meeting of The Endocrine Society, in June. Fifty-three percent of Natpara-treated patients achieved the primary endpoint and 43 percent of patients were able to achieve complete independence from active vitamin D therapy and reduce their calcium supplementation dose to 500 mg/day or less. Additional poster presentations on the REPLACE study included (i) baseline demographics and subject characteristics and (ii) safety and tolerability.

  Based on the REPLACE results, NPS is currently preparing its Biologic License Application (BLA) filing for submission to the FDA by the end of 2012 seeking marketing approval of Natpara™ for hypoparathyroidism. Due to a technical production issue, the company is presently unable to have batches of finished product manufactured that are within its specifications. Previously, finished product within specifications had been produced consistently over a five year period. NPS is actively working with its suppliers to identify the cause of the out-of-specification production runs. The company expects to resolve this issue to support an end of 2012 BLA filing; however, if it is not resolved in a timely manner, the BLA filing timeline may be delayed.

NPSP790 and NPSP795 (calcilytics)

  The transfer of technology from GlaxoSmithKline (GSK) is substantially complete and the clinical development and manufacturing planning processes are underway for two Phase 1 calcilytic compounds, NPSP790 and NPSP795. NPS believes calcilytics may have clinical application in treating rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria or ADHH.

Sensipar®/Mimpara® royalties

  In June 2012, the company amended its license agreement with Amgen for royalties from sales of cinacalcet HCl (Sensipar®/Mimpara®). This revised agreement significantly enhances the company’s financial position and is expected to accelerate at least $75 million of incremental cash to NPS through 2013. NPS received a one-time non-refundable $25 million payment in exchange for its rights to receive any royalties that otherwise would have been earned under the license agreement after December 31, 2018. The amendment will also significantly improve the company’s near-term cash flow by limiting the royalty offset of the royalty advance that NPS received from Amgen in August 2011 to $8 million per quarter with all royalties in excess of $8 million paid to NPS for each respective quarter. After the repayment of the royalty advance and a 9 percent per annum discount factor on the outstanding balance, Amgen will resume paying NPS all royalties earned through December 31, 2018. As of June 30, 2012, NPS owed Amgen a balance of $92 million on the royalty advance.

Revised cash burn guidance

  After including the effects of the June 2012 amendment to the Amgen license agreement, NPS now expects its 2012 cash burn (net change in cash, cash equivalents, and marketable investment securities) to be in the range of $60 to $70 million and end the year with at least $92 million of cash and investments. The company’s previous full year 2012 cash burn guidance was $105 to $125 million. Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining cash available for and net cash used in operations of the company.

Financial results

Royalties

Royalty revenues were $28.5 million for the second quarter of 2012, compared with $27.2 million for the second quarter of 2011. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), (iii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), and (iv) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Royalty:
Sensipar	$23.6	$22.6	$42.2	$36.9
REGPARA	2.2	1.8	4.1	3.5
Preotact	1.9	2.3	3.7	4.5
NUCYNTA and other	0.8	0.5	1.4	0.9
Total	$28.5	$27.2	$51.4	$45.8

On August 15, 2012, the company will receive a cash payment of $15.6 million for the Sensipar royalties earned during the second quarter of 2012. The remaining $8 million of Sensipar royalties will be withheld by Amgen to repay a royalty advance received in August 2011.

Research and development

Research and development expenses were $32.6 million for the second quarter of 2012, compared with $17.1 million for the second quarter of 2011. The increase in research and development expenses was primarily due to the commercial production of prelaunch Gattex inventory, as well as the advancement of other initiatives to support the company’s short bowel syndrome and hypoparathyroidism product registration programs.

General and administrative

General and administrative expenses were $9.7 million for the second quarter of 2012, compared with $5.5 million for the second quarter of 2011. The increase in general and administrative expenses was primarily due to prelaunch activities for Gattex and Natpara.

Interest expense

Interest expense was $4.5 million for the second quarter of 2012 and $10.3 million for the second quarter of 2011. Interest expense is largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, REGPARA, and Preotact royalties. The decline in interest expense was primarily attributable to a reduction in the outstanding principal and interest rate associated with Sensipar/Mimpara-secured non-recourse debt.

Cash and investments

At June 30, 2012, the company’s cash, cash equivalents, and marketable investment securities totaled approximately $110 million compared with $162 million at December 31, 2011. In addition, NPS received $25 million from Amgen in July 2012 for the sale to Amgen of its rights to receive royalties from any sales of cinacalcet HCl (Sensipar/Mimpara) that otherwise would have been earned after December 31, 2018.

Long-term debt

At June 30, 2012, the company’s only recourse debt was $16.5 million in 5.75% convertible notes due in 2014.

The other debt on the company’s balance sheet is non-recourse to the company and solely secured by its royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA. After repayment of the obligations, as set forth in the agreements, the cash flows from the royalties will return to NPS.

The following table reflects the carrying value of the company’s non-recourse debt at June 30, 2012 and December 31, 2011:

In millions
	June 30, 2012	December 31, 2011
Non-recourse debt:
Sensipar/Mimpara-secured	$92.3	$126.8
Preotact-secured	45.5	48.3
REGPARA-secured	36.3	36.3
Total non-recourse debt	174.1	211.4
Less current portion	7.8	19.3
Total long-term non-recourse debt	$166.3	$192.1

Conference Call Information

NPS will host a conference call beginning today at 5:00 p.m. Eastern Time. To participate in the conference call, dial (866) 730-5762 and use pass code 76762943. International callers may dial (857) 350-1586, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 81581902, until midnight Eastern Time, August 15, 2012. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on bringing orphan products to patients with rare disorders and few, if any, therapeutic options. NPS is advancing two late-stage registration programs. A New Drug Application is undergoing FDA review for Gattex® (teduglutide) as a treatment for adult short bowel syndrome (SBS) and a Phase 3 registration study has been completed for Natpara™ (recombinant human parathyroid hormone (rhPTH [1-84]) in adult hypoparathyroidism. NPS’ earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Hakko Kirin, Nycomed (recently acquired by Takeda Pharmaceutical Company Limited), and Janssen Pharmaceuticals.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” and “Natpara” are the company’s trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, such as the timing of the potential regulatory submission, approval process and commercialization of the company’s late-stage registration programs, the company’s expected future cash flows from the company’s royalty-based portfolio of products and product candidates and the company’s 2012 cash burn guidance, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, such as the risk that we do not receive regulatory approval to market our late-stage registration programs in a timely manner, or at all, the risk that we fail to maintain our existing collaborative relationships related to the company’s royalty-based portfolio of products and the risk that our cash flows are lower than expected due to increased expenses or lower cash in-flows from applicable collaborations, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues:
Royalties	$28,517	$27,210	$51,441	$45,761
Sale of royalty rights	25,000	--	25,000	--
Milestones and license fees	--	--	--	5,025
Total revenues	53,517	27,210	76,441	50,786

Costs and expenses:
Cost of royalties	--	500	--	500
Cost of license fees	--	--	--	2,538
Research and development	32,641	17,135	52,840	32,040
General and administrative	9,670	5,539	17,440	10,615
Total operating expenses	42,311	23,174	70,280	45,693
Operating income	11,206	4,036	6,161	5,093
Other (expense) income:
Interest income, net	76	109	160	190
Interest expense	(4,467)	(10,330)	(10,001)	(20,561)
Other	540	53	472	14
Total other expense, net	(3,851)	(10,168)	(9,369)	(20,357)
Income (loss) before income tax expense	7,355	(6,132)	(3,208)	(15,264)

Income tax expense	--	--	--	18
Net income (loss)	$7,355	($6,132)	($3,208)	($15,282)
Net income (loss) per common and potential common share:
Basic	$0.08	($0.07)	($0.04)	($0.20)
Diluted	$0.08	($0.07)	($0.04)	($0.20)
Weighted average common and potential common share:
Basic	86,903	83,200	86,880	75,691
Diluted	91,470	83,200	86,880	75,691

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011
Assets:
Cash, cash equivalents and marketable investment securities	$110,368	$162,233
Account receivable	56,700	29,532
Other current assets	5,743	7,863
Property and equipment, net	4,188	4,346
Goodwill	9,429	9,429
Debt issuance costs, net	495	577
Total assets	$186,923	$213,980

Liabilities and Stockholders’ Deficit:
Current liabilities	$42,528	$43,603
Convertible notes	16,545	16,545
Non-recourse debt, less current portion*	166,340	192,085
Other long-term liabilities	6,768	7,863
Total liabilities	232,181	260,096

Common stock and additional paid-in capital	948,398	944,430
Accumulated other comprehensive income	2	(96)
Accumulated deficit	(993,658)	(990,450)
Total stockholders' deficit	(45,258)	(46,116)
Total liabilities and stockholders' deficit	$186,923	$213,980

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com